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                                                                    EXHIBIT 10.2

                         ADVANCED RADIO TELECOM CORP.

                                   Amendment
                                       to
                Amended and Restated Change of Control Agreement

     This amendment, made this 14th day of May 1999 by and between William J. Maxwell ("Executive") and Advanced Radio Telecom Corp. (the "Company") amends the Amended and Restated Change of Control Agreement between Executive and the Company dated as of 3rd of February, 1999 (the "Agreement").

     Whereas, the Company and Executive entered into the Agreement to induce Executive to advise the Board of Directors as to the best interests of the Company regarding a potential change of control and to induce the retention of Executive and assure Executive of fair severance in the event of such a change of control; and

     Whereas the Board believes that certain transactions contemplated by the Company present the same considerations with respect to ensuring retention, attention, dedication and sound advice with respect to management;

     Now, therefore, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration the parties hereto agree as follows:

     The Agreement shall be amended in the following respects:

1. Section 1 shall be amended by (i) deleting the word "and" from the end of subsection 1(d), (ii) replacing the period in subsection 1(e) with "; and", and
(iii) inserting a new subsection 1(f) (immediately following Section 1(e)) as follows:

     (f) The Company will reimburse Executive for expenses of relocation of Executive and of his wife and any dependent children to any location in the continental United States of America, provided that (i) such relocation occurs within 12 months of the termination of Executive's employment and (ii) such expenses are reasonably documented; provided, however, that any amounts payable by the Company to Executive for reimbursement of expenses of relocation shall be reduced by any amounts paid by a subsequent employer to reimburse Executive for expenses of such relocation. Such reimbursement shall be payable by the Company to Executive within 10 days of receipt of documentation of expenses.

2. The definition of Change of Control on Exhibit A shall be amended by (i) replacing the period in subsection (d) with ";or" and adding a subsection (e) as follows:
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     (e)  The closing of the sale by the Company of its preferred stock pursuant to a stock purchase agreement to be entered into in May or June, 1999, as amended from time to time, among the Company and the purchasers named therein.

3. All other provisions of the Agreement shall remain unamended and be in full force and effect.

     IN WITNESS WHEREOF, the Parties hereto have executed this amendment as of 14th of May 1999.

                                             ADVANCED RADIO TELECOM CORP.



                                             By: /s/ Henry C. Hirsch
                                                --------------------------
                                                  Henry C. Hirsch
                                                  Chairman and CEO



                                             By: /s/ William J. Maxwell
                                                ---------------------------
                                                  William J. Maxwell

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